Execution Copy
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT, by and between Hormel Foods Corporation, a Delaware corporation with its principal place of business located at 1 Hormel Place, Austin, Minnesota (the “Company”), and John F. Ghingo (“Executive”), is dated as of June 20, 2025 (the “Agreement”).
Executive currently serves as the Company’s Executive Vice President, Retail. As of the Effective Date (as defined below), the Company wishes to promote Executive to the position of President of the Company, and to continue to employ Executive on the terms and conditions, and for the consideration, set forth in this Agreement, and Executive desires to continue to be employed by the Company on such terms and conditions and for such consideration.
In consideration of the promises provided for in this Agreement, the Company and Executive agree as follows:
1.Employment Period. This Agreement shall become effective as of July 14, 2025 (the “Effective Date”). The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to be employed by the Company, on an at-will basis on the terms and conditions set forth herein for the period commencing on the Effective Date and ending on December 31, 2026 (or if earlier, Executive’s Date of Termination as provided in Section 3 (the “Employment Period”)).
2.Terms of Employment.
(a)Position and Duties. (i) During the Employment Period, Executive shall (A) serve as President of the Company, with such duties and responsibilities as are customarily commensurate with or incident to such position for an entity similar in size to, and in a business similar to that of, the Company, including direct reporting line management of the roles identified on Schedule 2(a), (B) report directly to the Interim Chief Executive Officer or, if approved by the Board of Directors of the Company (the “Board’), the Board, and (C) have his primary work location at the Company’s headquarters in Austin, Minnesota. During the Employment Period, Executive further agrees that, subject to reasonable travel requirements commensurate with Executive’s position, and periods of vacation or sick leave to which Executive is entitled, (1) Executive will spend at least four business days each week performing services at his primary work location, which is the Company’s headquarters in Austin, Minnesota, and (2) between the Effective Date and September 3, 2026 (y) Executive is authorized, without any further action on his part, to spend up to three additional business days each month working from a location other than Austin, Minnesota, and (z) Executive may work outside of Austin, Minnesota for additional days with the pre-approval of the Interim Chief Executive Officer. Executive further agrees that no later than September 3, 2026, Executive and applicable members of his immediate family will relocate to Austin, Minnesota. Executive shall also be appointed as a member of the Board as of the Effective Date.
(ii)During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote Executive’s full

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business time and attention to the business and affairs of the Company. Executive shall not serve on the board of any for-profit entity (other than the Board) without the prior written approval of the Board. Notwithstanding the foregoing, during the Employment Period, it will not be a violation of this Agreement for Executive to (A) serve on civic or charitable boards or committees and (B) manage personal investments, so long as such activities described in clauses (A) and (B) do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.
(iii)Performance Feedback. During Executive’s Employment Period, he shall be entitled to regular feedback on his performance, including, no later than June 30, 2026, a performance conversation that includes the Interim Chief Executive Officer and such representatives of the Board as determined by the Board.
(b)Compensation. (i) Base Salary. During the Employment Period, Executive shall receive an annual base salary (“Annual Base Salary”) of $730,000 paid in accordance with the normal payroll practices of the Company as may be in effect from time to time, which Annual Base Salary shall be reviewed for increase at least annually.
(ii)Annual Cash Incentive. During the Employment Period, Executive shall be eligible to participate in the Company’s cash-based annual incentive plan applicable to other senior leaders of the Company with enterprise-wide accountabilities (the “Annual Incentive”), with a target Annual Incentive opportunity equal to 125% of Executive’s Annual Base Salary for such fiscal year (“Target Incentive”). Executive’s Target Incentive shall be reviewed for increase at least annually. For fiscal year 2025, Executive’s Target Incentive will be calculated based on actual performance, but prorated using his target award in effective immediately prior to the Effective Date for the number of days in the fiscal year during which he served as Executive Vice President, Retail and the Target Incentive for the number of days in the fiscal year during which he served as President. For each full fiscal year or portion of a fiscal year, the Board (or an applicable committee of the Board) has established or will establish the performance metrics and their relative weighting to be used in, and any specific performance goals applicable to, the determination of the Annual Incentive for Executive for such period. There is no guaranteed Annual Incentive under this Agreement, and for each applicable fiscal year or portion of a fiscal year, Executive’s Annual Incentive could be as low as zero or as high as the maximum percentage applicable under the Company’s annual incentive program for such fiscal year or portion of a fiscal year. Notwithstanding anything in this Agreement to the contrary, each Annual Incentive opportunity shall be on the terms and subject to such conditions as are specified for the particular Company plans or programs pursuant to which the Annual Incentive opportunity is granted. Any Annual Incentive with respect to a particular year will be paid in accordance with the terms of the Company’s annual incentive compensation program applicable for such fiscal year.
(iii)Operators’ Shares. During the Employment Period, and subject to approval by the Compensation Committee of the Board (the “Compensation Committee”), Executive shall continue to be eligible to participate in The Hormel Foods Corporation 2018 Operators’ Share Incentive Compensation Subplan, as may be amended or amended and restated from time to time, or such substantially comparable plan of the Company as may be in effect from time to time for senior executives of the Company generally (the “Operators’ Share Plan”),

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with such participation occurring in accordance with the approval of the Compensation Committee, the Company’s policies, the applicable award agreement and the terms of the Operators’ Share Plan, as in effect from time to time. As of the Effective Date, Executive’s annual grant under the Operators’ Share Plan will consist of 100,000 Operators’ Shares (as defined in the Operators’ Share Plan).
(iv)Long-Term Incentives. During the Employment Period, and subject to approval by the Compensation Committee, Executive shall continue to be eligible to participate in the Company’s annual long-term incentive compensation program as may be in effect from time to time for senior executives of the Company generally, with such participation occurring in accordance with the approval of the Compensation Committee, the Company’s policies, the applicable award agreement and the incentive compensation plans under which such awards will be granted, as in effect from time to time. As of the Effective Date, Executive’s annual long-term incentive target shall be $3,200,000, with approximately 50% of such grant date fair value delivered in the form of a long-term performance-based cash incentive award, 25% in the form of a stock option award, and 25% in the form of a time-based restricted stock unit award. As soon as administratively practicable on or following the Effective Date, and subject to approval by the Compensation Committee, Executive shall receive grants representing the difference between the amounts previously awarded to Executive for the 2025 fiscal year and the amounts set forth in the preceding sentence, prorated for the number of calendar days occurring between the Effective Date and the end of the 2025 fiscal year.
(v)Relocation Benefits. During the Employment Period, Executive shall be entitled to receive benefits under the Company’s standard relocation program applicable to senior executives, to the extent that Executive has not exhausted his benefits under such program as of the Effective Date.
(vi)Home Purchase Benefit. Executive shall be entitled to receive up to $250,000, less applicable taxes, in respect of any loss on the sale of a residential property in Austin, Minnesota if (A) Executive completes the purchase of such residential property for his personal use on or prior to October 15, 2025, (B) Executive’s employment with the Company is terminated by the Company other than for Cause or by Executive for Good Reason (as defined in Section 3(c)) during the Employment Period and subsequent to such purchase, and (C) Executive incurs a loss on the sale of such residential property on or prior to September 15, 2027.
(vii)Relocation Transportation Benefit. From the Effective Date until October 25, 2026, the Company agrees to make non-chartered private aircraft transportation available (or, in the event non-chartered private aircraft transportation is unavailable, to provide business or first-class airfare) (A) to Executive for reasonable commuting travel between the then-current residence of Executive and business-necessary locations, and (B) to Executive and applicable members of Executive’s immediate family for reasonable relocation-related trips between the Austin, Minnesota area and the then-current residence of Executive and such applicable immediate family members (the “Relocation Period Transportation Benefit”). The aggregate incremental cost to the Company of the Relocation Period Transportation Benefit shall not exceed $150,000. Executive shall be responsible for personal income tax obligations associated with the Relocation Period Transportation Benefit.

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(viii)Employee Benefits. During the Employment Period, Executive shall be eligible to participate in the employee benefit plans, programs, and policies, as may be in effect from time to time, for senior executives of the Company generally.
(ix)Vacation. During the Employment Period, Executive shall be entitled to paid vacation during each calendar year in accordance with the vacation policies applicable to senior executives of the Company generally, provided, however, that such vacation shall not be less than 32 days annually plus 10 Company-paid holidays per calendar year.
(x)Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the performance of Executive’s duties under this Agreement and in accordance with the Company’s business expense reimbursement policy.
3.Termination of Employment. (a) Death or Disability. Executive’s employment shall terminate automatically if Executive dies during the Employment Period. If the Company determines in good faith that the Disability (as defined herein) of Executive has occurred during the Employment Period (pursuant to the definition of “Disability” set forth below), it may terminate Executive’s employment by providing written notice thereof in accordance with Section 12(b). “Disability” means (i) any permanent and total disability under any long-term disability plan or policy of the Company or its affiliates that covers Executive, or (ii) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).
(b)By the Company. The Company may terminate Executive’s employment during the Employment Period for any, or no reason, with or without Cause. For purposes of this Agreement, “Cause” means Executive’s:
(i)material failure to perform satisfactorily the duties reasonably required of Executive by the Company (other than by reason of Disability);
(ii)material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses);
(iii)material breach of the Company’s business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any affiliate (including under the Protective Agreement, as defined below) or a material breach of this Agreement or other material agreements between Executive and the Company;
(iv)engaging in any act or practice that involves personal dishonesty on the part of Executive or demonstrates a willful and continuing disregard for the best interests of the Company and its affiliates; or
(v)engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to the Company or any of its affiliates, their business or any of their customers, employees or vendors.

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The cessation of employment of Executive shall not be deemed to be for Cause unless the Company has notified Executive in writing describing the occurrence of a Cause event within 90 days of the Company obtaining knowledge of such event; and in the case of a Cause event under Section 3(b)(i), Executive has had 30 days from the date of such notice in writing to affect a cure.
(c)By Executive. Executive’s employment may be terminated during the Employment Period by Executive for Good Reason or by Executive without Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of the prior written consent of Executive,
(i)a material diminution in Executive’s duties, authorities or responsibilities;
(ii)a material reduction of Executive’s Annual Base Salary or Target Incentive;
(iii)relocation of Executive’s primary workplace, as assigned to Executive by the Company in accordance with Section 2(a)(i), beyond a 50 mile radius from such workplace;
(iv)a failure by the Company to modify, by December 31, 2026, the Executive’s reporting relationship, such that Executive reports directly to the full Board; or
(v)any other material breach by the Company of this Agreement;
provided, however, that Executive’s termination of employment shall not be deemed to be for Good Reason unless, for events described in (i), (ii), (iii) and (v) of this Section 3(c), (x) Executive has notified the Company in writing describing the occurrence of one or more Good Reason events within 45 days of such occurrence, (y) the Company fails to cure such Good Reason event within 45 days after its receipt of such written notice and (z) the termination of employment occurs within 90 days after the occurrence of the applicable Good Reason event; and provided, further, that Executive’s termination of employment shall not be deemed to be for Good Reason under Section 3(c)(iv) unless (x) Executive has notified the Company in writing describing the occurrence of the event within 15 days of such occurrence, (y) the Company fails to cure such Good Reason event within 45 days after its receipt of such written notice and (z) the termination of employment occurs within 90 days after the occurrence of such event.
(d)Resignation. Upon any termination of Executive’s employment with the Company, Executive shall be deemed to resign from any position as an officer, director, or fiduciary of the Company or any Company-related entity, including the Company’s Board of Directors.
(e)Date of Termination; Expiration of Employment Period. “Date of Termination” means the effective date of Executive’s termination of employment with the Company. Notwithstanding the foregoing, in no event shall the Date of Termination occur until Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of

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Termination.” If Executive continues employment with the Company after expiration of the Employment Period, upon such Expiration of the Employment Period Executive’s employment will be at-will and the terms of this Agreement will have no further effect, provided, however, that Executive’s Indemnification Agreement and Executive’s Protection Agreement (each as defined in Section 7) will remain in full force and effect in accordance with their respective terms.
4.Obligations of the Company upon Termination. (a) By Executive for Good Reason or by the Company other than for Cause, Death or Disability. If, during the Employment Period, the Company terminates Executive’s employment other than for Cause, death or Disability, or Executive terminates his employment (or initiates, pursuant to Section 3(c) of this Agreement, an ultimately completed termination of his employment) for Good Reason:
(i)The Company shall pay to Executive, in a lump sum in cash within 45 days after the Date of Termination (or earlier, if required by applicable law), the aggregate of the following amounts: the sum of (A) Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (B) Executive’s business expenses that are reimbursable pursuant to Section 2(b)(x) of this Agreement but have not been reimbursed by the Company as of the Date of Termination; (C) Executive’s Annual Incentive for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such Annual Incentive has been earned but not paid as of the Date of Termination; and (D) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in subclauses (A), (B), (C) and (D), the “Accrued Obligations”);
(ii)Subject to Section 4(d), the Company shall forgive any repayment obligations associated with relocation and cash sign-on payments and, no later than the 61st day after the Date of Termination, the Company shall, further subject to Section 9(b), pay to Executive a lump sum cash amount equal to two million dollars ($2,000,000) and; and
(iii)To the extent not theretofore paid or provided (or otherwise provided under this Section 4(a)), the Company shall timely pay or provide to Executive any Other Benefits (as defined in Section 5) in accordance with the terms of the underlying plans or agreements.
Other than as set forth in this Section 4(a), in the event of a termination of Executive’s employment by the Company other than for Cause, death or Disability or by Executive for Good Reason, the Company shall have no further obligation to Executive under this Agreement.

(b)Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability during the Employment Period, the Company shall provide Executive or, in the event of death, Executive’s estate or beneficiaries, with the Accrued Obligations and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no further obligations under this Agreement. The Accrued Obligations shall be paid to Executive or, in the event of death,

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Executive’s estate or beneficiaries, in a lump sum in cash within 45 days of the applicable Date of Termination (or earlier, if required by applicable law).
(c)Cause; Other than for Good Reason. If Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide Executive with Executive’s Annual Base Salary through the Date of Termination, and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no further obligations under this Agreement. If Executive voluntarily terminates employment other than for Good Reason during the Employment Period, the Company shall provide to Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no further obligations under this Agreement. In such case, all the Accrued Obligations shall be paid to Executive in a lump sum in cash within 45 days of the Date of Termination (or earlier, if required by applicable law).
(d)Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make or forgive any payment under Section 4(a)(ii) of this Agreement unless (i) no earlier than the Date of Termination and prior to the 60th day following the Date of Termination, Executive executes a release of claims against the Company and its affiliates in a form provided by the Company (the “Release”), and (ii) any applicable revocation period has expired during such 60-day period without Executive revoking such Release.
5.Non-Exclusivity of Rights. Amounts that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, Executive shall not be eligible to participate in any other severance plan, program or policy of the Company.
6.Set-off; No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against Executive to the extent such set-off or other action does not violate Section 409A of the Code. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.
7.Other Agreements.
(a)Indemnification Agreement. If not previously completed, Executive and the Company agree to enter into an Indemnification Agreement (the “Indemnification Agreement”) in the form in use as of the date hereof with other senior leaders of the Company, to be effective upon the Effective Date.
(b)Protective Agreement. If not previously completed, Executive agrees to execute a Protective Agreement (Non-Competition, Non-Solicitation, Confidential Information/Trade Secrets, Intellectual Property) (the “Protective Agreement”) in the form in use as of the

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date hereof with other senior leaders of the Company, to be effective upon the Effective Date; provided, however, that the Restricted Period in the Protective Agreement shall be deemed to be 24 months, in lieu of the 12 months stated therein.
8.Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of, and be enforceable by, Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Section 8, “Company” shall mean the Company defined in the preamble of this Agreement and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
9.Section 409A of the Code.
(a)The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
(b)Notwithstanding any provision of this Agreement to the contrary, in the event that Executive is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), any payments or benefits that are considered non-qualified deferred compensation under Section 409A payable under this Agreement on account of a “separation from service” during the six-month period immediately following the Date of Termination shall, to the extent necessary to comply with Section 409A, instead be paid, or provided, as the case may be, on the first business day after the date that is six months following Executive's “separation from service” within the meaning of Section 409A. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation, subject to Section 409A.
(c)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are deferred compensation subject to Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
10.Compensation Recovery Policy. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Company's

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clawback policy or policies as may be in effect from time to time, including specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of the Company’s common stock may be traded) (the “Compensation Recovery Policy”), and that, to the extent the Compensation Recovery Policy, and any other clawback policy in effect from time to time, by its or their terms, is or are applicable to this Agreement or compensation described herein, applicable terms or sections of this Agreement and any related documents shall be (if necessary) deemed modified and/or superseded by and subject to the terms and conditions of such policies from and after the effective date thereof. Further, Executive agrees to fully cooperate with the Company in connection with any of Executive’s obligations to the Company pursuant to the Compensation Recovery Policy, and any other clawback policy, and agrees that the Company may enforce its rights under such policies through any and all reasonable means permitted under applicable law as it deems necessary or desirable, in each case from and after the effective dates thereof.
11.Complete Agreement. This Agreement, the Indemnification Agreement, any restrictive covenant agreements between Executive and the Company or its affiliates, including the Protective Agreement, and any pay-back agreement entered into upon Executive’s initial hiring with the Company, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein, including without limitation that certain Offer Letter between the Company and Executive dated August 14, 2024 and that certain Letter Agreement between the Company and Executive dated August 8, 2024.
12.Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to principles of conflict of laws. Executive agrees that the state and federal courts located in the State of Minnesota shall have jurisdiction in any action, suit or proceeding by or against Executive based on or arising out of this Agreement or the Protective Agreement and Executive hereby: (i) submits to the personal jurisdiction of such courts; (ii) consents to service of process in connection with any action, suit or proceeding against Executive; and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process. Should any such action, suit or proceeding be brought arising out of this Agreement, the prevailing party shall be entitled to recover all fees and costs actually incurred, including attorneys’ fees and costs, from the non-prevailing party. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, or nationally-recognized overnight courier service, postage prepaid, addressed as follows:

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If to Executive:    At the most recent address
on file at the Company.
If to the Company:    Hormel Foods Corporation
1 Hormel Place
Austin, Minnesota 55912-3680
Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith (including via electronic mail). Any notice under this Agreement will be deemed to have been given when so delivered (or, in the case of electronic mail, when electronic evidence of transmission is received).
(c)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)    The Company, its subsidiaries and affiliates may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes or social security or other charges as shall be required to be withheld pursuant to any applicable law or regulation. None of the Company, its subsidiaries or affiliates guarantees any tax result with respect to payments or benefits provided hereunder. Executive is responsible for all taxes owed with respect to all such payments and benefits.
(e)Subject to any limits on applicability contained therein, Section 2(b)(vi), Section 7(b) and Section 10 of this Agreement shall survive and continue in full force in accordance with its terms notwithstanding any termination or expiration of the Employment Period.
(f)This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(g)Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
13.Other Acknowledgements. Nothing in this Agreement (or otherwise) (a) limits Executive’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Sarbanes-Oxley Act of 2002) or (b) prevents Executive from providing, without prior notice to the Company, information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations (for purpose of clarification, Executive is not prohibited from providing

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information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended). The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.
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IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first above written.
EXECUTIVE
/s/ John F. Ghingo
John F. Ghingo
HORMEL FOODS CORPORATION
By /s/ William A. Newlands
Name: William A. Newlands
Title: Chairman, Board of Directors

Schedule 2(a)
Retail segment senior leader (e.g., Executive Vice President, Retail)
Foodservice segment senior leader (e.g., Group Vice President, Foodservice)
International segment senior leader (e.g., Group Vice President, International)
Supply Chain senior leader (e.g., Interim Group Vice President, Supply Chain and permanent successor)
R&D/Food Safety and Quality senior leader (immediately or once a permanent Supply Chain leader is named)
Chief Marketing Officer – Retail or equivalent (e.g., Group Vice President, Marketing – Retail)
Strategy leader (e.g., Vice President, Corporate Development)

A-2